Exhibit 99

News Release
FOR IMMEDIATE RELEASE	CONTACT
May 14, 2003	Craig Renner
301-843-8600

ACPT REPORTS RESULTS FOR QUARTER ENDED MARCH 31, 2003

ST. CHARLES, MD.-American Community Properties Trust (ACPT) (AMEX, PSE:APO) today reported net income of $392,000, or $.08 per share, on revenue of $10,020,000 for the three months ended March 31, 2003. This compares to net income of $5,000 on revenue of $7,023,000 for the same quarter in 2002.

J. Michael Wilson, Chairman and Chief Executive Officer, attributed the gains in revenue and earnings to $2.9 million in sales revenue from the Company's Brisas de Parque Escorial condominium complex. Sales of these units, which are part of the Company's Puerto Rico homebuilding operations, commenced in September 2002. Overall, revenues from the Company's Puerto Rico operations increased by $3 million during the first quarter of 2003, to $4.9 million.

"Demand for residential lots in Parque Escorial remains strong," said Mr. Wilson. "As of March 31, 2003, the Company had forty-nine additional units under contract with an average sales price of $173,000."

In the United States, the Company reported $5.1 million in total revenues for the quarter, down slightly from $5.2 million in revenues during the same quarter of 2002. Edwin L. Kelly, President and Chief Operating Officer, attributed the decrease to a decline in land sales, which are cyclical and have a noticeable positive effect on earnings in the period they reach settlement. A weather-related delay in the delivery of developed residential lots contributed to the decline in land sales in the first quarter. Mr. Kelly noted that the Company had approximately $5.6 million in commercial and residential land sales under contract that are expected to settle by the end of 2003.

Mr. Kelly emphasized that the first quarter earnings report underlines the Company's long-term financial plan to reduce recourse debt and increase the value of its remaining assets. Mr. Kelly noted that recourse debt related to community development decreased by $4.5 million during the first quarter of 2003. During the first quarter, the Company invested over $1.1 million in land development, and acquired the controlling interest in two St. Charles, Maryland apartment properties for $1.7 million.

Going forward, Mr. Kelly noted that the Company has reached agreement on a partnership with U.S. Home to develop up to 400 units of active adult housing in St. Charles' Glen Eagles neighborhood. The partnership expects to break ground on the project early next year. Mr. Kelly also noted that ACPT continues to pursue opportunities to refinance properties in its apartment portfolio. Already in the second quarter, the Company has capitalized on low interest rates by refinancing one property at a long-term interest rate of 5.125 percent, and will refinance another property at 5%. Mr. Kelly said the transactions will provide cash to improve the properties, and for distribution to partners.

ACPT's operating results should be evaluated over an extended period of time due to the cyclical nature of its business.

There will be no cash distribution to shareholders related to operations for the quarter ended March 31, 2003.

ACPT (AMEX, PSE:APO) is a diversified real estate organization with operations in Maryland and Puerto Rico that specializes in community development, homebuilding, investment in rental properties, and asset management services. ACPT is currently listed on the American and Pacific stock exchanges under the symbol AmCmntyProp (APO).

When filed, ACPT's Form 10-Q will be available via the Internet at http://www.acptrust.com.

This press release contains forward-looking statements. Investors are cautioned that all forward-looking statements involve risks, uncertainties, and other factors that could cause actual results to differ materially from those in the forward-looking statement. Forward-looking statements related to anticipated revenues, gross margins, earnings, and the growth of the market for our products. Numerous factors could cause results to differ, including but not limited to changes in market demand and acceptance of company products, impact of competitive products and pricing, dependence on third-party suppliers, changes in government regulations, and the normal cyclical nature of the real estate and development economy. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it gives no assurance that its expectations will be attained. For more information, please refer to the Company's Form 10-Q on file with the Securities and Exchange Commission.

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AMERICAN COMMUNITY PROPERTIES TRUST
Financial Highlights (Unaudited)

	For the Three Months Ended
	3/31/03	3/31/02

Revenues	$10,020,000	$7,023,0000

Expenses	8,722,000	6,299,000

Depreciation & amortization	627,000	477,000

Income before provision for income taxes and minority interest	671,000	247,000

Provision for income taxes	209,000	169,000

Income before minority interest	462,000	78,000

Minority interest	(70,000)	(73,000)

Net income	$392,000	$5,000

Basic and fully diluted net income per share	$0.08	$0.00

Weighted average shares outstanding-basic	5,192,000	5,192,000

Weighted average shares outstanding-diluted	5,206,000	5,253,000

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